Exhibit 4.25

ADDENDUM NO.3

TO

(1)	SHIPBUILDING CONTRACT NO.: 2013NYZ353GR FOR CONSTRUCTION OF ONE 82,000DWT BULK CARRIER (HULL NO.YZJ2013-1144) (the “1144 Contract”)
(2)	SHIPBUILDING CONTRACT NO.: 2013NYZ354GR FOR CONSTRUCTION OF ONE 82,000DWT BULK CARRIER (HULL NO.YZJ2013-1145) (the “1145 Contract”); and
(3)	SHIPBUILDING CONTRACT NO.: 2013NYZ351GR FOR CONSTRUCTION OF ONE 82,000DWT BULK CARRIER (HULL NO.YZJ2013-1142) (the “1142 Contract”)

THIS ADDENDUM NO. 3 is made on 21st March 2016.

BETWEEN:

(1)	DOLPHIN SUNRISE LIMITED, a company organized and existing under the Laws of the Republic of Marshall Islands with a registered office at, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “1144 Buyer”);

(2)	NAUTILUS INVESTMENT LIMITED, a company organized and existing under the Laws of the Republic of Marshall Islands with a registered office at, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “1145 Buyer”);

(3)	OCEANUS INVESTMENTS LIMITED, a company organized and existing under the Laws of the Republic of Marshall Islands with a registered office at, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “1142 Buyer”);

(The three Buyers above shall be collectively referred to as the “Buyers”)

(4)	JIANGSU TIANCHEN MARINE IMPORT & EXPORT CO., LTD., a company organized and existing under the Laws of the People’s Republic of China with a registered office at Room 602, No. 260 Furong Road, Jiangyin City, Jiangsu Province, the People’s Republic of China (hereinafter called “JSTC”);

(5)	JIANGSU NEWYANGZI SHIPBUILDING CO., LTD., a company organized and existing under the laws of China with a registered office at 1# Lianyi Road, Jiangyin-Jingjiang Industrial Zone, Jingjiang City, Jiangsu Province, 214532, The People’s Republic of China (hereinafter called “JNSC”); and

(6)	JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD., a corporation organized and existing under the laws of People’s Republic of China with a registered office at 38 Shiyugang Road, Jiangyin City, Jiangsu Province, the People’s Republic of China (Jiangsu Yangzijiang Shipbuilding Co., Ltd. and together with JSTC and JNSC hereinafter collectively called the “Seller”).

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The Buyers and the Seller shall be referred to hereinafter as the Parties and each a Party.

WHEREAS:

(A)	Each of the Buyers and the Seller entered into a shipbuilding contract dated 26 February 2014 as amended by an Addendum No.1 dated 11 April 2014 and an Addendum No.2 dated 29 May 2015 (the “Contract” or collectively the “Contracts”) with respect to the construction of one (1) 82,000 Metric Tons Deadweight Bulk Carrier with Hull No. YZJ2013-1144, Hull No. YZJ2013-1145 and Hull No. YZJ2013-1142 respectively under each Contract (each as the “Vessel” or collectively the “Vessels”); and

(B)	BANK OF COMMUNICATIONS WUXI BRANCH of the People’s Republic of China as refund guarantor has respectively issued the refund guarantees No. LGB6600201400024, No. LGB6600201400025, and No. LGB6600201400023, all dated 17 March 2014 in respect of the first instalment payable by each of the Buyers to the Seller under the respective Contract;

(C)	Each of the Buyers has paid to the Seller the first instalment of the Contract Price amounting to US$9,165,000.00 (United States Dollars Nine Million One Hundred and Sixty Five Thousand only);

(D)	At the request of the Buyers, the Parties have agreed to postpone the Delivery Date (as such term is defined in the Contracts) as set out in the respective Addendum No.2 to each of the Contracts; and

(D)	Now again at the request of the Buyers, the Parties have agreed to amend and supplement each of the Contracts to provide, among others and subject to the fulfilment of the terms herein, a further postponement of the Delivery Date (as such term is defined in the Contract but subject to this Addendum No.3) conditions of which are stipulated hereunder.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Section 1 (Time and Place) of Article VII of the 1144 Contract (as amended by Addendum No.2) shall be replaced by the following:

“The VESSEL shall be delivered safely afloat by the SELLER to the BUYER in the BUILDER’s Shipyard, in accordance with the Specifications and with all Classification and Statutory Certificates on or before 30 September 2016 Beijing Time, unless otherwise mutually agreed.”

2.	Section 1 (Time and Place) of Article VII of the 1145 Contract (as amended by Addendum No.2) shall be replaced by the following:

“The VESSEL shall be delivered safely afloat by the SELLER to the BUYER in the BUILDER’s Shipyard, in accordance with the Specifications and with all Classification and Statutory Certificates on or before 31 October 2016 Beijing Time, unless otherwise mutually agreed.”

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3.	Section 1 (Time and Place) of Article VII of the 1142 Contract (as amended by Addendum No.2) shall be replaced by the following:

“The VESSEL shall be delivered safely afloat by the SELLER to the BUYER in the BUILDER’s Shipyard, in accordance with the Specifications and with all Classification and Statutory Certificates on or before 30 November 2016 Beijing Time, unless otherwise mutually agreed.”

4.	Section 2 (When and how effected) of Article VII of each of the Contracts (as amended by Addendum No.2) shall be replaced by the following:

“The Buyer shall give the Seller fifteen (15) days’ prior written notice of the intended date for taking delivery of the Vessel (the “Scheduled Date of Delivery”).

The Seller shall, within three (3) Beijing working days following receipt of the Buyer’s fifteen (15) days’ prior written notice as aforesaid, send to the Buyer a written demand for the 2nd instalment together with any adjustment.

Provided that the BUYER shall have fulfilled all of their respective obligations as stipulated in this Contract, delivery of the VESSEL shall be duly made hereunder by SELLER, and such delivery shall be evidenced by a Protocol of Delivery and Acceptance signed by the parties hereto, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER.”

For the avoidance of doubt, the last sentence of paragraph (b) of Article II. 3 (Terms of Payment) of each of the Contracts, i.e. “The SELLER shall send to the BUYER a telefax or email demand for this installment ten (10) New York banking days prior to the scheduled date of delivery of the VESSEL.”, shall be deleted.

5.	The Parties hereby acknowledge and agree that all the Vessels have been completed in accordance with the Contracts, as amended from time to time, and the Specifications entered by and between the Parties as evidenced by the Completion Protocols dated 26 June 2015, 27 August 2015 and 10 December 2015 for the Vessels respectively. The Buyers hereby expressly waive all rights they may have to raise any new issues or disputes concerning the conditions of the Vessels.

6.	Paragraph 1.4 of each Addendum No.2 of the Contracts shall be amended as follows: -

6.1	Under paragraph 1.4 of the Addendum No.2 in respect of the 1144 Contract, the quoted sub-paragraph 7(ii) of Article VI of the 1144 Contract shall be replaced by the following:

“(ii) The BUYER shall have the right to inspect the VESSEL at all times by providing the SELLER with 3 days’ prior notice in order to verify her proper maintenance by the SELLER and her sound condition (including her cosmetic condition and painting scheme) . In the event that, during such inspection by the BUYER, any defects or damages of any kind whatsoever relating to the construction of the Vessel are discovered (including but not limited to any coating scheme damages), the SELLER shall have an obligation to repair such defects or damages upon request by the Buyer and at no cost to the Buyer prior to the VESSEL’S actual delivery. In the event that the duration of such repairs may fall beyond 30 September 2016, the repairs shall not affect the 1144 Buyer’s obligation to take delivery of the Vessel on or before 30 September 2016 Beijing time provided that the Seller undertakes to continue repairing such defects to the satisfaction of the BUYER after the actual delivery as soon as practically possible.”

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6.2	Under paragraph 1.4 of the Addendum No.2 in respect of the 1145 Contract, the quoted sub-paragraph 7(ii) of Article VI of the 1145 Contract shall be replaced by the following:

“(ii) The BUYER shall have the right to inspect the VESSEL at all times by providing the SELLER with 3 days’ prior notice in order to verify her proper maintenance by the SELLER and her sound condition (including her cosmetic condition and painting scheme) . In the event that, during such inspection by the BUYER, any defects or damages of any kind whatsoever relating to the construction of the Vessel are discovered (including but not limited to any coating scheme damages), the SELLER shall have an obligation to repair such defects or damages upon request by the Buyer and at no cost to the Buyer prior to the VESSEL’S actual delivery. In the event that the duration of such repairs may fall beyond 31 October 2016, the repairs shall not affect the 1145 Buyer’s obligation to take delivery of the Vessel on or before 31 October 2016 Beijing time provided that the Seller undertakes to continue repairing such defects to the satisfaction of the BUYER after the actual delivery as soon as practically possible.”

6.3	Under paragraph 1.4 of the Addendum No.2 in respect of the 1142 Contract, the quoted sub-paragraph 7(ii) of Article VI of the 1142 Contract shall be replaced by the following:

“(ii) The BUYER shall have the right to inspect the VESSEL at all times by providing the SELLER with 3 days’ prior notice in order to verify her proper maintenance by the SELLER and her sound condition (including her cosmetic condition and painting scheme) . In the event that, during such inspection by the BUYER, any defects or damages of any kind whatsoever relating to the construction of the Vessel are discovered (including but not limited to any coating scheme damages), the SELLER shall have an obligation to repair such defects or damages upon request by the Buyer and at no cost to the Buyer prior to the VESSEL’S actual delivery. In the event that the duration of such repairs may fall beyond 30 November 2016, the repairs shall not affect the 1142 Buyer’s obligation to take delivery of the Vessel on or before 30 November 2016 Beijing time provided that the Seller undertakes to continue repairing such defects to the satisfaction of the BUYER after the actual delivery as soon as practically possible.”

6.4	Under paragraph 1.4 of the Addendum No.2 in respect of each of the Contracts, paragraph 7(v) shall be replaced by the following:

“The SELLER undertakes to dry-dock the VESSEL so as to thoroughly clean her hull and propeller prior to her actual delivery and without additional charge to BUYER.”

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6.5	Under para 1.4 of the Addendum No.2 in respect of each of the Contracts, the paragraph immediately following 7.(v) as amended by this Addendum shall be replaced by the following: -

“During the period between the date when the BUYER has given notice to the SELLER in accordance with Section 2 (When and how effected) of Article VII of the Contract (as amended by Clause 4 of this Addendum No.3) of its intention to take delivery of the VESSEL and the date that the VESSEL is actually delivered to and accepted by the BUYER:

…”

7.	Notwithstanding any contrary provisions under each of the Contracts, in the event that under any of the Contracts, the 1144 Buyer, the 1145 Buyer and/or the 1142 Buyer (as the case may be), for whatever reason, fail to: -

(a)	give the Seller fifteen (15) days’ prior written notice of the intended date for taking delivery of the Vessel by 15 September 2016 Beijing Time (in the case of the 1144 Contract), 16 October 2016 Beijing Time (in the case of the 1145 Contract) or 15 November 2016 Beijing Time (in the case of the 1142 Contract); or

(b)	make an irrevocable cash deposit covering the 2nd instalment together any adjustment at least two (2) New York banking days prior to the Scheduled Date of Delivery of the Vessel in accordance with Article II.4.(b) under any of the Contracts; or

(c)	take delivery of the Vessel in accordance with Article VII of the relevant Contract by 1800 hours Beijing Time on 30 September 2016 (in the case of the 1144 Contract), 31 October 2016 (in the case of the 1145 Contract) or 30 November 2016 (in the case of the 1142 Contract);

the Seller shall have the right and absolute discretion to cancel any or all of the three Contracts (or any Contracts remaining in existence at the time) by sending to the relevant Buyer(s) a notice of cancellation in accordance with Article XVII (as amended herein) under the relevant Contract with immediate effect to terminate any or all of the Contracts.

8.	The Seller shall have the right to cancel any or all of the three Contracts (or any Contracts remaining in existence at the time) by sending to the relevant Buyer(s) a notice of cancellation in accordance with Article XVII (as amended herein) under the relevant Contract with immediate effect to terminate any or all of the Contracts in the event that any of the following event occurs:

(a)	any of the Buyers or any of its parent or affiliated or associated companies passes directors’ or shareholders’ resolutions in relation to or files for, whether voluntarily or involuntarily, (i) any administration, protection, restructuring, reorganisation or any other similar proceedings under any insolvency or bankruptcy laws, (ii) bankruptcy, liquidation, winding-up or dissolution, or (iii) any other proceedings of similar nature of (i) or (ii) (including an assignment for the benefit of creditors) in any jurisdiction;

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(b)	a petition or an application is made by any party or a court order or any other form of adjudication is made against any of the Buyers or any of their parent or affiliated or associated companies for (i) any administration, protection, restructuring, reorganisation or any other similar proceedings under any insolvency or bankruptcy laws, (ii) bankruptcy, liquidation, winding-up or dissolution, or (iii) any other proceedings of similar nature of (i) or (ii) (including an assignment for the benefit of creditors) of any of the Buyers or any of their parent or affiliated or associated companies in any jurisdiction;

(c)	an encumbrancer takes possession of, or a receiver, trustee, administrator or liquidator or any other similar officer is appointed for or in respect of any of the Buyers or the whole or part of the assets of any of the Buyers;

(d)	any of the Buyers is dissolved, liquidated or wound up; or

9.	In the event of any of the abovementioned cancellation by the Seller for reasons given under Clauses 7 and/or 8 above, the Seller shall have the following remedies (without prejudice to any rights the Seller would have had under the Contracts in the event of Buyer’s default or any rights the Seller would have had according to law):

5.1	All of the Buyer’s Supplied Items shall forthwith become the sole property of the Seller, and the Vessel and all its equipment and machinery shall be at the sole disposal of the Seller for sale or otherwise;

5.2	The Seller shall be entitled to retain any instalment(s) of the Contract Price paid by the Buyer to the Seller under the respective cancelled Contract; and

5.3	The Seller is entitled to sell the Vessel in accordance with Article XI.5 of the Contract.

10.	In Article XVII (Notice) of each of the Contracts, the paragraphs from “Any notices and communications sent by JSTC or the BUILDER alone to the BUYER shall be deemed…” to the end of Article XVII shall be replaced by the following:

“Any notices and communications sent by JSTC, JNSC or JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD. alone to the BUYER shall be deemed as having being sent by the SELLER.

Any notices and communications sent by the BUYER to JSTC, JNSC or JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD. alone shall be deemed as having been sent also to the SELLER and any notices and communications sent by the BUYER to the SELLER shall be deemed as having been sent also to JSTC, JNSC and JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD.

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Any change of address shall be communicated in writing by any of the means set out in this Article by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and/or communications in writing in connection with this Contract shall be given by email, fax, courier or personal delivery and shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that courier shall be deemed to be delivered three (3) days after the date of dispatch, fax or email shall be deemed to be delivered upon dispatch, personal delivery shall be deemed to be delivered at the time of delivery or leaving a copy of the notices, requests, demands, instructions, advice and/or communications at the addresses set out in this Article if the party to whom such delivery is made is unable or unwilling to accept the same.

Any and all notices, communications, Specifications and drawings in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.”

11.	This ADDENDUM NO.3 constitutes an integral part of each Contract. All other terms and conditions of the Contract, save those altered and changed by this ADDENDUM NO.3, shall remain unchanged and in full force and effect. In case of any conflict between the Contract and this ADDENDUM NO.3, this ADDENDUM NO. 3 shall prevail.

12.	Unless otherwise specified in this ADDENDUM NO.3 or unless the context otherwise requires, all words and expressions defined in the Contract shall have the same meaning when used in this ADDENDUM NO.3.

13.	Save as amended or supplemented by this ADDENDUM NO.3, all other terms and conditions contained in the Contract shall remain in full force and effect and shall not be amended.

14.	This ADDENDUM NO.3 and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of England. Any dispute arising out of or in connection with this ADDENDUM NO.3 between the parties hereto shall be resolved in accordance with Article XIII of the Contract.

15.	No term of this ADDENDUM NO.3 is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this ADDENDUM NO.3.

16.	This ADDENDUM NO.3 shall become effective upon signing by the Parties hereto.

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For and on behalf of:	For and on behalf of:
DOLPHIN SUNRISE LIMITED	JIANGSU TIANCHEN MARINE IMPORT & EXPORT CO., LTD.

By:	By:

For and on behalf of:	For and on behalf of:
NAUTILUS INVESTMENT LIMITED	JIANGSU YANGZIJIANG
SHIPBUILDING CO., LTD.

By:	By:

For and on behalf of:	For and on behalf of:

OCEANUS INVESTMENTS LIMITED	JIANGSU NEWYANGZI
SHIPBUILDING CO., LTD

By:	By:

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